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1997 ANNUAL MEETING OF STOCKHOLDERS
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On June 3, 1997, the Fund held an annual meeting to:

1.   Elect three trustees,

2. Ratify the appointment of KPMG Peat Marwick as the Fund's independent accountants for 1997, and

3. Consider whether to convert the Fund from a closed-end investment company into an open-end investment company. The Fund's Declaration of Trust required a shareholder vote on this question, because the Fund's shares had traded at an average discount of more than 10% to its net asset value over a 12-week-period during the 12 months preceding the annual meeting.

Proxies representing 17,513,068, or 51.79% of the 33,815,376 eligible shares outstanding, were voted. The results are shown below. The trustees of the Fund recommended that stockholders vote against the conversion proposal, whose passage would have required the affirmative vote of a majority of the shares outstanding. Of the 33,815,376 shares outstanding, less than 12% were voted for conversion. Management of the Fund expressed its appreciation for the support of stockholders on this matter.

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                                             For              Withheld
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Nominees to the Board of Trustees
Pedro-Pablo Kuczynski                    15,345,673           2,167,395
Lin-Yin Kung                             15,464,250           2,048,818
Gregory Kuo-Hua Wang                     15,465,073           2,047,995

Messrs. Theodore S.S. Cheng, Daniel K.L. Chiang, Raymund A. Kathe, David N. Laux, and Alfred F. Miossi, whose terms did not expire in 1997, are the remaining trustees.

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                                            For          Against        Abstain
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KPMG Peat Marwick as independent
accountants for 1997                     17,092,058       59,826        361,184

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                                            For          Against        Abstain
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Conversion of the Fund from a
closed-end to an open-end
investment company                       3,957,731      6,570,427       194,592

Proxies covering 6,790,318 shares, or 38.77% of the shares represented at the meeting, were not voted on this proposal.
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